EXHIBIT 99.1

PRESS RELEASE

Contact:

Ezenia! Inc.

Laura M. Alessio

(781) 505-2192

lalessio@ezenia.com

EZENIA! INC. ANNOUNCES 2002 FOURTH QUARTER AND

ANNUAL FINANCIAL RESULTS

Burlington, Mass., March 31, 2003 — Ezenia! Inc. (NASDAQ: EZEN), a leading provider of real-time collaboration solutions for corporate and government networks and eBusiness, today reported revenues of $2.9 million for the fourth quarter of 2002 compared to $2.7 million reported for the preceding quarter and $3.5 million for the corresponding period of the previous year.  Net income for the quarter was $3.4 million ($.25 per share) compared to a loss of $1.0 million ($.07 per share) reported for the third quarter of 2002 and $10.3 million ($.75 per share) reported for the fourth quarter of 2001.  Operating results for the fourth quarter of 2002 include a gain of $3.7 million ($.27 per share) related to the sale of patents.

Net loss for the year was $18.6 million ($1.36 per share) compared to $31.3 million ($2.29 per share) reported for the year ended December 31, 2001.  The loss in 2002 included a write-off of goodwill of $10.8 million related to the adoption of a new accounting standard.

About Ezenia! Inc.

Ezenia! Inc. (NASDAQ: EZEN), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet.  By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance.  Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, whiteboarding, screen sharing and text chat.  The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process.  More information about Ezenia! Inc. and its product offerings can be found at the Company’s Web site, www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts include forward-looking statements.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002, such as the evolution of Ezenia!’s market, dependence on major customers, rapid technological change and competition, the ability to successfully implement the Company’s restructuring and cost reduction plan, risks associated with the acquisition of InfoWorkSpace (including the Company’s ability to integrate the InfoWorkSpace product line and workforce) and other considerations that are discussed further in the Management’s Discussion and Analysis section of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002 such as the Company’s ability to implement the proposed refocusing of its business and to sustain viable operations.  Copies of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002, or other publicly available financial information may be received at no charge by contacting Investor Relations at Ezenia!.

###

Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

Ezenia! Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2002	December 31, 2001

ASSETS
Current assets
Cash and marketable securities	$2,403	$5,531
Accounts receivable, net	1,780	2,313
Inventories	112	3,882
Prepaid software licenses	1,008	774
Other current assets	261	691
Total current assets	5,564	13,191

Equipment and improvements, net		3,470
Goodwill and other intangible assets, net		11,673
Other assets, net		24

	$5,564	$28,358

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Notes payable		$2,000
Accounts payable	$681	1,830
Accrued expenses	584	1,445
Income taxes	285	492
Accrued restructuring costs		101
Deferred revenue	2,643	2,065
Current portion of common stock subject to put		1,100
Total current liabilities	4,193	9,033
Common stock subject to put, less current portion	2,875	2,875
Total stockholders’ equity (deficit)	(1,504)	16,450

	$5,564	$28,358

Ezenia! Inc.

Condensed Consolidated Statements of Operations

(In thousands except for share and per share related data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2002	2001	2002	2001

Net revenue	$2,858	$3,503	$11,373	$15,107
Cost of revenue	1,340	2,119	8,221	9,453

Gross profit	1,518	1,384	3,152	5,654

Operating expenses
Research and development	648	1,786	4,641	8,171
Sales and marketing	319	1,288	3,959	8,556
General and administrative	674	679	2,438	3,099
Amortization of goodwill and other intangible assets		1,317	1,005	4,047
Depreciation	9	784	1,187	2,831
Occupancy and other facilities related expenses	120	984	2,671	3,488
Impairment of long term assets	245	7,070	2,345	7,070
Restructuring charges				2,013
	2,015	13,908	18,246	39,275

Loss from operations	(497)	(12,524)	(15,094)	(33,621)

Other income (expense)
Interest income, net	18	169	14	888
Gain on sale patents	3,650		4,900
Loss on liquidation of foreign subsidiaries			(619)
Other		(189)		(757)
	3,668	(20)	4,295	131

Income (loss) before income taxes and cumulative effect of change in accounting principle	3,171	(12,544)	(10,799)	(33,490)

Income tax benefit	(250)	(2,212)	(2,901)	(2,150)

Income (loss) before cumulative effect of change in accounting principle	3,421	(10,332)	(7,898)	(31,340)

Cumulative effect of change in accounting principle			(10,667)

Net income (loss)	$3,421	$(10,332)	$(18,565)	$(31,340)

Basic and diluted earnings per share
Before cumulative effect of change in accounting principle	$0.25	$(0.75)	$(0.58)	$(2.29)
Cumulative effect of change in accounting			$(0.78)

Net income (loss) per share	$0.25	$(0.75)	$(1.36)	$(2.29)

Weighted average common shares
Basic and diluted	13,632,546	13,741,880	13,633,630	13,663,863